Exhibit 99.1

NEWS RELEASE

W6316 Design Drive, Greenville, WI 54942

P.O. Box 1579, Appleton, WI 54912-1579

FOR IMMEDIATE RELEASE

School Specialty Announces Its Fiscal 2015 Second Quarter Results and Provides Corporate Updates

GREENVILLE, Wis., December 4, 2014 – School Specialty, Inc. (OTCQB: SCOO) (“School Specialty” or “the Company”), a leading distributor of supplies, furniture and both supplemental and curriculum products to the education marketplace, today announced its fiscal 2015 second quarter and six month results for the period ended October 25, 2014.  The Company also announced today changes in its senior leadership team and provided updates on its outlook for fiscal 2015.

Joseph M. Yorio, President and Chief Executive Officer of School Specialty stated, “Our revenues through the first half of the year came in a little below expectations as some school construction project orders were delayed, growth in sales of technology products were not as strong as expected and initiatives to drive sales in the early childhood market have yet to take hold.  Despite this, we have been very successful in executing our strategy as revenues increased throughout our core public school districts, and across many of our targeted geographies and product categories.  Transactional product sales were up, and we had solid year-over-year growth in our e-tail and retail channels.  Our customer relationships remain strong and we believe we are positioned for modest growth in the second half of the year and more growth next year with the improvements in our sales force structure and product assortment, and with opportunities in new markets.”

Second Quarter Financial Results (compares three months ended October 25, 2014 and October 26, 2013)

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Revenues were $238.7 million, a decline of 2.8% as compared to revenues of $245.6 million, which includes $1.7 million of revenues from printing plants that were divested in last year’s third quarter.  Distribution segment revenues decreased 3.3% or $7.0 million, which includes the divestiture of printing plants, and Curriculum segment revenues, were up 0.2% or $0.1 million.  Sales of the Company’s student planners and agendas product line declined approximately $0.9 million year-over-year in the second quarter and approximately $2.8 million of the decline was related to timing of furniture sales related to various school construction projects the Company believes to have shifted into the second half of fiscal 2015.  The remaining product lines within the Company’s Distribution segment were down $1.6 million or 1.4%.

▪

Gross profit margin was 36.4% as compared to 38.0%.  Distribution segment gross margin was 34.2% as compared to 35.6%, and Curriculum segment gross margin was 51.1% as compared to 54.3%.  Lower sales and margins of student planners and agendas, higher product development amortization and product mix shift adversely impacted consolidated gross profit margins and was partially offset by higher margin curriculum products.

▪

Selling, general and administrative (SG&A) expenses were $67.9 million as compared to $71.7 million, a decrease of $3.8 million or 5.3%.  SG&A attributable to the Distribution and Curriculum segments decreased $4.4 million and Corporate SG&A increased $0.6 million.  Lower depreciation and amortization expense and declines in marketing costs and compensation related expenses led to lower SG&A within the business segments, partially offset by additional outbound transportation costs as a result of the ongoing distribution center consolidation.  The increase in Corporate SG&A is related primarily to improvements in implementation costs such as consulting fees and warehouse implementation costs associated with transitioning the majority of fulfillment activities to the Company’s Mansfield, OH distribution center.

▪

The Company recorded $1.9 million of charges related primarily to severance and lease termination estimates as compared to $2.2 million of bankruptcy-related restructuring charges.

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Operating income was $17.0 million as compared to operating income of $19.2 million.  Net income was $11.9 million or net income per share of $11.92 compared with net income of $14.7 million and net income per share of $14.70.

▪

Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) was $30.2 million as compared to $32.9 million.

Six Month Financial Results (compares six months ended October 25, 2014 and combined six months ended October 26, 2013)

As a result of the emergence from bankruptcy occurring six weeks into fiscal 2014, management believes that the presentation of Non-GAAP Financial Information – Combined Results for the first six months of fiscal 2014 offers a useful  non-GAAP normalized comparison to GAAP results of the Successor Company for the six months ended October 25, 2014.  Non-GAAP combined results for the six months ended October 26, 2013 include results of operations for the Successor Company for the twenty weeks ended October 26, 2013 and the Predecessor Company for the six weeks ended June 11, 2013.

▪

Revenues were $438.1 million, a decline of 2.2% as compared to $447.8 million, which includes $4.3 million of revenues from printing plants that were divested in fiscal 2014.  Distribution segment revenues decreased 3.6% or $13.8 million, including the divestiture of printing plants.  The student planner and agenda products accounted for $8.2 million of the decline, while the remaining categories in the Distribution segment were down $2.3 million, or 1.1%.   Additionally, the Company’s furniture business was up $1.0 million compared to the prior year. Curriculum segment revenues increased 6.9%, or $4.1 million, primarily related to the adoption of a state science curriculum in Texas during the first quarter of fiscal 2015.

▪

Gross profit margin was 37.7% as compared to 39.4%.  Distribution segment gross margin was 35.5% as compared to 37.2%, and Curriculum segment gross margin was 51.1% as compared to 53.9%.  As with the three month results, lower sales and margins of student planners and agendas, higher product development amortization and product mix shift adversely impacted consolidated gross profit margins in the first half of fiscal 2015 and was partially offset by higher margin curriculum products.

▪

Selling, general and administrative (SG&A) expenses were $129.8 million as compared to $136.3 million, a decrease of $6.5 million or 4.8%.  SG&A attributable to the Distribution and Curriculum segments decreased $8.4 million and Corporate SG&A increased $1.9 million.  Driving the declines in the business segments were lower marketing costs, compensation and benefit costs, as well as lower depreciation and amortization expenses for the comparable six month periods.  This was partially offset by additional outbound freight costs related to the Company’s DC consolidation initiatives, as well as higher Corporate SG&A expenditures associated with the implementation of various Process Improvement Programs and restructuring initiatives.

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The Company recorded $2.1 million of restructuring charges related primarily to severance and adjustments to estimated lease termination costs associated with a prior year closure of a distribution center as compared to $3.6 million of bankruptcy-related restructuring charges.

▪

Operating income was $33.5 million as compared to operating income of $36.7 million.  Net income was $22.9 million or net income per share of $22.94 compared with net income of $107.7 million and net income per share of $35.66.

▪

Adjusted EBITDA was $57.4 million as compared to Adjusted EBITDA of $61.2 million.

Executive Leadership Updates

The Company announced today changes in its executive leadership team.  Todd Shaw, who joined in July 2014 as Vice President, Operational Excellence and Continuous Improvement and was later given the added responsibilities of merchandising and supply chain management, has been promoted to Executive Vice President, Operations.  Mr. Shaw will now lead all Operations, including management of the distribution centers/warehouses, supply chain, procurement, transportation, logistics, customer service, and merchandising functions.  Additionally, as part of the Company’s continued operational realignment initiatives, Joe Geltz, previously a senior member of the operational team with Staples and Corporate Express, has joined School Specialty as Sr. Director of Distribution Center Operations based out of the Company’s Mansfield distribution center.

The Company also announced that Bodie Marx, who joined School Specialty as General Manager of Science in October 2013, has been appointed Senior Vice President of Curriculum Sales, responsible for all curriculum products.  Mr. Marx has over 35 years of experience in the industry, having most recently served as a Senior Vice President with McGraw-Hill School Publishing.  The Company is in the advanced stages of identifying an executive to assume the role of Executive Vice President and Chief Sales Officer, a new position which will assume managerial responsibility for the entire sales organization, including both the Distribution and Curriculum business segments~~,~~ and expects this role to be filled in January 2015.

As previously announced in October 2014, Ryan Bohr joined School Specialty as its new Executive Vice President and Chief Financial Officer.  Kevin Baehler, who was named Interim Chief Financial Officer in January 2014, was named Senior Vice President and Chief Accounting Officer as part of this transition.

Mr. Yorio added, “The changes to the leadership team have added a significant amount of relevant experience and proven execution ability.  Many members of the team we have and are continuing to assemble have worked together for years and I am confident that collectively, we have the right skill sets, expertise and vision to continue our transformation and drive value for our customers and our shareholders.”

Financial Outlook

The Company today provided updates to its outlook for fiscal 2015.  Management estimates that revenues will be approximately $625 million - $640 million for fiscal 2015, as compared to $630.7 million reported in the prior year, which includes $4.3 million of revenues from printing plants that were divested.  The updated top-line forecast is based on lower revenues through the first half of the fiscal year and the potential that not all of the shortfall, including certain timing related items, can be recovered in the second half of the fiscal year.  There remains great optimism in the potential for higher revenue growth in the coming year as a result of ongoing improvements in product assortment and innovation, the newly implemented sales coverage model and new initiatives the Company expects to introduce over the coming year.  The Company also today is reaffirming its Adjusted EBITDA guidance of $48 million - $54 million for fiscal 2015, as a result of continued

efficiency improvements and lower operating expenses.  Capital expenditures are still anticipated to be approximately $17 million - $19 million.

Mr. Yorio concluded, “We continue to implement changes at all levels of our organization and across all departments to be more competitive in the marketplace and to deliver an unparalleled level of service for our customers.  Operationally, we still have significant room for improvement, both in terms of cost management and our processes.  We intend to continue to invest in our DC’s, our systems and across our supply chain to become quicker and more efficient.  New sourcing, procurement and merchandising initiatives are expected to drive innovation in our future offerings; all of these areas are critical to improving our financial performance.  Furthermore, I am focused on unlocking the collective potential and vision of the team members across our organization as the depth of industry knowledge and expertise of our people is truly unmatched.   I look forward to providing further updates on our operational and financial successes as the year progresses.”

School Specialty intends to publish an accompanying presentation on its financial results shortly.  The Company will be hosting a conference call and webcast on Friday, December 5, 2014 at 10 a.m. Eastern Time.  Speaking from management will be Joseph M. Yorio, School Specialty’s President and Chief Executive Officer and Ryan M. Bohr, the Company’s Executive Vice President and Chief Financial Officer.

Conference Call Information

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Toll-free number: 877-266-0479 / International number: 920-663-6267 / Conference ID: 41343384

Replay Information

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Replay number: 855-859-2056 / International replay number: 404-537-3406 / Conference ID: 41343384

For those who will be unable to participate, a teleconference replay will be available approximately two hours after the completion of the call and will last for one week (12/5/14 – 12/12/14).  Interested parties can also participate on the live webcast or can access the archived call shortly thereafter, by visiting the School Specialty website in the Investor Relations section at http://investors.schoolspecialty.com.

About School Specialty, Inc.

School Specialty is a leading distributor of innovative and proprietary products, programs and services to the education marketplace.  The Company designs, develops, and provides educators with the latest and very best school supplies, furniture and both curriculum and supplemental learning resources.  Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.  For more information about School Specialty, visit www.schoolspecialty.com.

Statement Concerning Forward-Looking Information

Any statements made in this press release about School Specialty’s future financial condition, results of operations, expectations, plans, or prospects, including the information under the heading “Financial Outlook”, constitute forward-looking statements.  Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," “projects,” “should,” "targets" and/or similar expressions.  These forward-looking statements are based on School Specialty's current estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty's Annual Report on Form 10-K for the fiscal year ended April 26, 2014, which factors are incorporated herein by reference.  Any forward-looking statement in this release speaks only as of the date in which it is made.  Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

Company Contact	Company Contact
Ryan Bohr	Glenn Wiener
Ryan.Bohr@SchoolSpecialty.com	IR@SchoolSpecialty.com
Tel: 920-882-5868	Tel: 212-786-6011

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SCHOOL SPECIALTY INC.

CONSOLIDATED COMBINED STATEMENTS OF OPERATIONS

(In Thousands Except Per Share Amounts)

Unaudited/Non-GAAP

	Successor Company		Successor Company		Predecessor Company	Non-GAAP Combined
	Three Months Ended October 25, 2014	Three Months Ended October 26, 2013	Six Months Ended October 25, 2014	Twenty Weeks Ended October 26, 2013	Six Weeks Ended June 11, 2013	Six Months Ended October 26, 2013

Revenues.	$ 238,670	$ 245,629	$ 438,139	$ 389,128	$ 58,697	$ 447,825
Cost of revenues	151,848	152,424	272,751	236,165	35,079	271,244
Gross profit	86,822	93,205	165,388	152,963	23,618	176,581
Selling, general and administrative expenses	67,893	71,713	129,835	108,819	27,473	136,292
Facility exit costs and restructuring	1,929	2,249	2,062	3,605	-	3,605
Operating income (loss)	17,000	19,243	33,491	40,539	(3,855)	36,684
Other expense (income):
Interest expense	5,206	4,605	10,481	7,426	3,235	10,661
Change in fair value of interest rate swap	42	622	29	622	-	622
Refund of early termination fee	-	(4,054)	-	(4,054)	-	(4,054)
Reorganization items, net	-	3,367	271	4,647	(84,799)	(80,152)
Income before provision for (benefit from) income taxes	11,752	14,703	22,710	31,898	77,709	109,607
Provision for (benefit from) income taxes	(171)	6	(227)	258	1,641	1,899
Net income	$ 11,923	$ 14,697	$ 22,937	$ 31,640	$ 76,068	$ 107,708

Weighted average shares outstanding:
Basic	1,000	1,000	1,000	1,000	18,922
Diluted	1,000	1,000	1,000	1,000	18,922

Net Income per Share:
Basic	$ 11.92	$ 14.70	$ 22.94	$ 31.64	$ 4.02	$ 35.66
Diluted	$ 11.92	$ 14.70	$ 22.94	$ 31.64	$ 4.02	$ 35.66

Adjusted Earnings before interest, taxes
depreciation, amortization bankruptcy
-related costs, restructuring and
impairment charges (EBITDA)
reconciliation:
Net income	$ 11,923	$ 14,697	$ 22,937			$ 107,708
Provision for (benefit from) income taxes	(171)	6	(227)			1,899
Reorganization items, net	-	3,367	271			(80,152)
Restructuring costs	1,929	2,249	2,062			3,605
Restructuring-related costs incl in SG&A	3,164	2,568	5,706			3,807
Change in fair value of interest rate swap	42	622	29			622
Early termination fee	-	(4,054)	-			(4,054)
Depreciation and amortization expense	4,683	6,613	9,052			12,463
Amortization of development costs	3,278	2,199	6,949			4,596
Net interest expense	5,206	4,605	10,481			10,661
Stock-based compensation	141	-	141			-
Adjusted EBITDA	$ 30,195	$ 32,872	$ 57,401			$ 61,155

SCHOOL SPECIALTY INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

 (In Thousands Except Per Share Amounts)

	Successor Company
	October 25, 2014	April 26, 2014	October 26, 2013
ASSETS
Current assets:
Cash and cash equivalents	$ 10,253	$ 9,008	$ 10,671
Accounts receivable, less allowance for doubtful accounts
of $1,145, $984 and $2,228, respectively	117,990	62,631	122,180
Inventories	70,147	93,387	67,744
Deferred catalog costs	2,351	8,057	3,433
Prepaid expenses and other current assets	16,498	18,043	14,087
Refundable income taxes	554	-	5,024
Assets held for sale	2,200	2,200	2,928
Total current assets	219,993	193,326	226,067
Property, plant and equipment, net	37,618	39,045	37,567
Goodwill	21,588	21,588	25,535
Intangible assets, net	46,009	48,251	46,681
Development costs and other	32,034	36,646	36,847
Deferred taxes long-term	13	48	51
Investment in unconsolidated affiliate	715	715	715
Total assets	$ 357,970	$ 339,619	$ 373,463

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities - long-term debt	$ 10,273	$ 12,388	$ 5,334
Accounts payable	36,348	42,977	25,763
Accrued compensation	12,046	8,966	13,144
Deferred revenue	2,928	2,613	3,088
Other accrued liabilities	14,640	14,460	19,310
Total current liabilities	76,235	81,404	66,639
Long-term debt - less current maturities	156,510	153,987	152,227
Other liabilities	807	1,171	2,107
Total liabilities	233,552	236,562	220,973

Stockholders' equity:
Preferred stock, $0.001 par value per share, 500,000
shares authorized; none outstanding	-	-	-
Common stock, $0.001 par value per share, 2,000,000 shares
authorized; 1,000,004 shares outstanding	1	1	1
Capital in excess of par value	119,533	120,955	120,955
Accumulated other comprehensive loss	(568)	(414)	(106)
Retained earnings (accumulated deficit)	5,452	(17,485)	31,640
Total stockholders' equity	124,418	103,057	152,490
Total liabilities and stockholders' equity	$ 357,970	$ 339,619	$ 373,463